Exhibit 23.1

Consent of Ernst & Young LLP

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-103347) and related Prospectus of AmerUs Group Co. pertaining to the AmerUs Group Co. Chairman’s Bonus Plan and to the incorporation by reference therein of our reports dated February 6, 2004, with respect to the consolidated financial statements and schedules of AmerUs Group Co. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Des Moines, Iowa
April 13, 2004

/s/Ernst & Young LLP